SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 30, 2005

CINERGY CORP.

(Exact Name of Registrant as Specified in Its Charter)

Commission File Number	Registrant, State of Incorporation, Address and Telephone Number	I.R.S. Employer Identification No.
1-11377	CINERGY CORP.	31-1385023
(A Delaware Corporation)
139 East Fourth Street
Cincinnati, Ohio 45202
(513) 421-9500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On December 30, 2005, Cinergy Corp. (the “Company”) entered into agreements with certain employees, including Michael J. Cyrus, Executive Vice President and Chief Executive Officer of the Commercial Business Unit, and James L. Turner, President, to accelerate the payment of a portion of the executive’s benefits, otherwise expected to be paid following the closing of the merger between the Company and Duke Energy (the “Merger”), in order to mitigate the Company’s taxes and related expenses.  The agreements with Messrs. Cyrus and Turner amend their employment agreements, and benefit plans in which they participate, to provide that the Company will accelerate (into 2005) the payment of certain amounts that they have previously earned or are expected to earn following the closing of the Merger, which is anticipated to occur in the first half of 2006.  In particular, the Company prepaid Mr. Cyrus $9,223,445 and Mr. Turner $589,680 in connection with some or all of the following benefits: (i) performance shares under the Company’s long-term incentive plan, (ii) expected 2006 bonus payment, (iii) estimated severance benefits, (iv) earned and vested supplemental executive retirement benefits and (v) restricted stock awards.  In the event the executive voluntarily terminates his employment prior to the closing of the Merger, the executive is obligated to repay all of the payments, and if the Merger does not close on or prior to a specified date, the executive is obligated to repay half of the payments, to reflect his estimated tax liability upon receipt of the accelerated payments; in each case, less any amounts that the executive has already earned through such date.  By accelerating these payments, the Company will mitigate its taxes and related expenses that it would otherwise incur if it had waited until after 2005 to make these payments.

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On December 30, 2005, Mr. Cyrus informed the Company that he does not expect to continue his employment with the Company following completion of the Merger.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CINERGY CORP.

Dated: January 4, 2006	By	/s/ MARC E. MANLY
Name: Marc E. Manly Title: Executive Vice President and Chief Legal Officer